Exhibit 99.1

Press Release For Immediate Release
Contact: David A. Brager Chief Executive Officer (909) 980-4030

CVB Financial Corp. Reports Earnings for the Second Quarter of 2021

•	Net Earnings of $51.2 million for the second quarter of 2021, or $0.38 per share
•	Return on Average Tangible Common Equity of 15.60% for the second quarter of 2021
•	Return on Average Assets of 1.35% for the second quarter of 2021

Ontario, CA, July 21, 2021-CVB Financial Corp. (NASDAQ:CVBF) and its subsidiary, Citizens Business Bank (the “Company”), announced earnings for the quarter ended June 30, 2021.

CVB Financial Corp. reported net income of $51.2 million for the quarter ended June 30, 2021, compared with $63.9 million for the quarter ended March 31, 2021 and $41.6 million for the quarter ended June 30, 2020. Diluted earnings per share were $0.38 for the second quarter, compared to $0.47 for the prior quarter and $0.31 for the same period last year. The second quarter of 2021 included $2.0 million in recapture of provision for credit losses, as a result of a modest improvement in our economic forecast. In comparison, the first quarter of 2021 included a $19.5 million recapture of provision. The Company’s allowance for credit losses at June 30, 2021 of $69.3 million, compares to the pre-pandemic allowance of $68.7 million at December 31, 2019.

David Brager, Chief Executive Officer of Citizens Business Bank, commented, “Despite the on-going impact of the COVID-19 pandemic and the continuing low interest rate environment, our pre-tax, pre-provision earnings remain strong. However, the significant liquidity within the economy continues to impact our balance sheet and weigh on our loan growth, with lower than normal utilization rates on lines of credit. Nevertheless, we are seeing positive signs with increased new loan pipelines, and we remain committed to our customer acquisition strategy of seeking to bank the top businesses in our local markets.”

Net income of $51.2 million for the second quarter of 2021 produced an annualized return on average equity (“ROAE”) of 10.02% and an annualized return on average tangible common equity (“ROATCE”) of 15.60%. ROAE and ROATCE for the first quarter of 2021 were 12.75% and 19.85%, respectively, and 8.51% and 13.80%, respectively, for the second quarter of 2020. Annualized return on average assets (“ROAA”) was 1.35% for the second quarter, compared to 1.79% for the first quarter of 2021 and 1.33% for the second quarter of 2020. The efficiency ratio for the second quarter of 2021 was 40.05%, compared to 40.26% for the first quarter of 2021 and 39.75% for the second quarter of 2020.

Net income totaled $115.1 million for the six months ended June 30, 2021. This represented a $35.5 million, or 44.54%, increase from the prior year, as we recaptured $21.5 million of provision for credit losses for the first six months of 2021 compared to a $23.5 million provision for credit losses for the same period of 2020. Diluted earnings per share were $0.85 for the six months ended June 30, 2021, compared to $0.58 for the same period of 2020. Net income for the six months ended June 30, 2021 produced an annualized ROAE of 11.37%, an ROATCE of 17.70% and an ROAA of 1.56%. This compares to ROAE of 8.06%, an ROATCE of 13.03% and an ROAA of 1.33% for the first six months of 2020. The efficiency ratio for the six months ended June 30, 2021 was 40.15%, compared to 41.20% for the first six months of 2020.

Net interest income before recapture of provision for credit losses was $105.4 million for the second quarter of 2021. This represented a $1.9 million, or 1.86%, increase from the first quarter of 2021, and an $819,000, or 0.78%, increase from the second quarter of 2020. Total interest income was $107.0 million for the second quarter of 2021, which was $1.5 million, or 1.43%, higher than the first quarter of 2021 and $930,000, or 0.86%, lower than the same period last year. Total interest income and fees on loans for the second quarter of 2021 of $91.7 million decreased $69,000 from the first quarter of 2021, and decreased $3.6 million, or 3.80%, from the second quarter of 2020. Total investment income of $14.5 million increased $1.4 million, or 11.0%, from the first quarter of 2021 and increased $2.4 million, or 20.08%, from the second quarter of 2020. Interest expense decreased $416,000, or 20.23%, from the prior quarter and decreased $1.7 million, or 51.61%, compared to the second quarter of 2020.

During the second quarter of 2021 we recaptured $2.0 million of provision for credit losses. This is in addition to a $19.5 million recapture of provision for credit losses in the first quarter of 2021. The recapture during the quarter reflects continued improvement in our economic forecast of certain macroeconomic variables, which were negatively impacted during 2020 by the pandemic. In comparison, the second quarter of 2020 included an $11.5 million provision for credit losses due to the severe economic forecast at that time that was created by the pandemic.

Noninterest income was $10.8 million for the second quarter of 2021, compared with $13.7 million for the first quarter of 2021 and $12.2 million for the second quarter of 2020. Second quarter income from Bank Owned Life Insurance (“BOLI”) decreased by $3.4 million from the first quarter of 2021 and $443,000 from the second quarter of 2020. The first quarter of 2021 included $3.5 million in death benefits that exceeded the asset value of certain BOLI policies, while the second quarter of 2020 included $450,000 in death benefits. Swap fee income decreased $215,000 quarter-over-quarter and decreased $2.2 million from the second quarter of 2020. Trust and investment services income grew by $556,000 or 21.29%, compared to the first quarter of 2021 and grew by $690,000 or 27.86% year over year.

Noninterest expense for the second quarter of 2021 was $46.5 million, compared to $47.2 million for the first quarter of 2021 and $46.4 million for the second quarter of 2020. The $618,000 quarter-over-quarter decrease included a $1.0 million recapture of provision for unfunded loan commitments and an $870,000 decrease in salaries and employee benefit costs that was impacted by the higher payroll taxes typically incurred in the first quarter of each year. The year-over-year increase of $147,000 included a $972,000 increase in regulatory assessment expense in the second quarter of 2021 compared to the prior year quarter, resulting from the final application of assessment credits provided by the FDIC at the end of the second quarter of 2020. The increase in assessment expense was offset by the $1.0 million recapture of provision for unfunded loan commitments in the second quarter of 2021. The recapture was the result of our improving economic forecast and the resulting impact from the macroeconomic variables on lower expected losses from unfunded commitments. As a percentage of average assets, noninterest expense was 1.23% for the second quarter of 2021, compared to 1.32% for the first quarter of 2021 and 1.48% for the second quarter of 2020.

Net Interest Margin and Earning Assets

Our net interest margin (tax equivalent) was 3.06% for the second quarter of 2021, compared to 3.18% for the first quarter of 2021 and 3.70% for the second quarter of 2020. Total average earning asset yields (tax equivalent) were 3.11% for the second quarter of 2021, compared to 3.24% for the first quarter of 2021 and 3.82% for the second quarter of 2020. The decrease in earning asset yield from the prior quarter was due to a combination of a 4 basis point decline in loan yields, a 10 basis point decrease in investment yields and a change in asset mix with loan balances declining to 59.22% of earning assets on average for the second quarter of 2021, compared to 62.25% for the first quarter of 2021. Interest and fee income from Paycheck Protection Program (“PPP”) loans was approximately $8.1 million in the second quarter of 2021, compared to $10.4 million in the first quarter of 2021. The decrease in earning asset yield compared to the second quarter of 2020 was primarily due to a 31 basis point decrease in loan yields from 4.77% in the year ago quarter to 4.46% for the second quarter of 2021. The decline in interest rates since the start of the pandemic has had a negative impact on loan yields, which after excluding discount accretion, nonaccrual interest income, and the impact from PPP loans, declined by 14 basis points compared to the second quarter of 2020. The significant decline in interest rates also impacted the tax equivalent yield on investments, which decreased by 67 basis points from the second quarter of 2020. Earning asset yields were further impacted by a change in asset mix resulting from a $662.4 million increase in average balances at the Federal Reserve compared to the second quarter of 2020. Average earning assets increased from the first quarter of 2021 by $645.6 million to $13.93 billion for the second quarter of 2021. Of that increase in earning assets, $591.8 million represented an increase in average investment securities and average loans declined by $20.8 million. Average earning assets increased by $2.54 billion from the second quarter of 2020. Loans on average grew by $202.4 million from the second quarter of 2020. Investments increased by $1.68 billion, while balances at the Federal Reserve grew on average by $662.4 million compared to the second quarter of 2020.

Total cost of funds declined to 0.05% for the second quarter of 2021 from 0.07% for the first quarter of 2021 and 0.13% in the year ago quarter. On average, noninterest bearing deposits were 62.43% of total deposits during the current quarter. Noninterest bearing deposits grew on average by $458.1 million, or 6.33%, from the first quarter of 2021, while interest-bearing deposits and customer repurchase agreements grew on average by $223.4 million. The cost of interest-bearing deposits and customer repurchase agreements declined from 0.16% for the prior quarter to 0.12% for the second quarter of 2021. In comparison to the second quarter of 2020, our overall cost of funds decreased by 8 basis points, as average noninterest bearing deposits grew by $1.49 billion, compared to $789.1 million in growth in interest-bearing deposits, and the cost of deposits declined to 5 basis points in the current quarter.

Income Taxes

Our effective tax rate for the quarter and six months ended June 30, 2021 was 28.60%, compared with 29.23% and 29.00% for the quarter and six months ended June 30, 2020, respectively. Our estimated annual effective tax rate can vary depending upon the level of tax-advantaged income as well as available tax credits.

Assets

The Company reported total assets of $15.54 billion at June 30, 2021. This represented an increase of $698.9 million, or 4.71%, from total assets of $14.84 billion at March 31, 2021. Interest-earning assets of $14.26 billion at June 30, 2021 increased $639.2 million, or 4.69%, when compared with $13.62 billion at March 31, 2021. The increase in interest-earning assets was primarily due to a $792.8 million increase in interest-earning balances due from the Federal Reserve and a $69.6 million increase in investment securities, partially offset by a $221.7 million decrease in total loans which included PPP loan forgiveness of approximately $300 million for the current quarter.

The Company reported total assets of $15.54 billion at June 30, 2021. This represented an increase of $1.12 billion, or 7.77%, from total assets of $14.42 billion at December 31, 2020. Interest-earning assets of $14.26 billion at June 30, 2021 increased $1.04 billion, or 7.86%, when compared with $13.22 billion at December 31, 2020. The increase in interest-earning assets was primarily due to a $991.4 million increase in investment securities and a $342.5 million increase in interest-earning balances due from the Federal Reserve, partially offset by a $277.5 million decrease in total loans which included PPP loan forgiveness of approximately $600 million for the six months ended June 30, 2021.

Total assets of $15.54 billion at June 30, 2021 increased by $1.79 billion, or 13.00%, from total assets of $13.75 billion at June 30, 2020. Interest-earning assets increased $1.75 billion, or 13.95%, when compared with $12.52 billion at June 30, 2020. The increase in interest-earning assets includes a $1.68 billion increase in investment securities and a $409.5 million increase in interest-earning balances due from the Federal Reserve, partially offset by a $331.2 million decrease in total loans which included PPP loan forgiveness of approximately $900 million. Total loans include the remaining outstanding balance in PPP loans, totaling $657.8 million as of June 30, 2021, compared to $897.7 million as of March 31, 2021 and $1.1 billion as of June 30, 2020. Excluding PPP loans, total loans grew by $18.2 million from March 31, 2021 and grew by $108.1 million compared to June 30, 2020.

Investment Securities

Total investment securities were $3.97 billion at June 30, 2021, an increase of $69.6 million, or 1.79%, from $3.90 billion at March 31, 2021, an increase of $991.4 million from December 31, 2020, and an increase of $1.68 billion, or 73.37%, from $2.29 billion at June 30, 2020. In the second quarter of 2021, we purchased $317.1 million of securities with an average investment yield of approximately 1.69%, compared to $1.23 billion of securities purchased in the first quarter of 2021, with an average expected yield of approximately 1.57%.

At June 30, 2021, investment securities held-to-maturity (“HTM”) totaled $1.04 billion, a $458.3 million, or 79.20%, increase from December 31, 2020 and a $423.8 million increase, or 69.11%, from June 30, 2020. In the first quarter of 2021, we purchased approximately $546 million of HTM securities.

At June 30, 2021 investment securities available-for-sale (“AFS”) totaled $2.93 billion, inclusive of a pre-tax net unrealized gain of $23.3 million. AFS securities increased by $533.1 million, or 22.22%, from December 31, 2020, and increased by $1.26 billion, or 74.93%, from June 30, 2020. During the second quarter of 2021, we purchased approximately $317.1 million of AFS securities, compared to approximately $683 million of AFS securities purchased in the first quarter of 2021.

Combined, the AFS and HTM investments in mortgage backed securities (“MBS”) and collateralized mortgage obligations (“CMO”) totaled $3.13 billion at June 30, 2021, compared to $2.66 billion at December 31, 2020 and $1.97 billion at June 30, 2020. Virtually all of our MBS and CMO are issued or guaranteed by government or government sponsored enterprises, which have the implied guarantee of the U.S. Government.

Our combined AFS and HTM municipal securities totaled $242.7 million as of June 30, 2021, or approximately 6% of our total investment portfolio. These securities are located in 28 states. Our largest concentrations of holdings by state, as a percentage of total municipal bonds, are located in Minnesota at 21.74%, Texas at 10.83%, Massachusetts at 10.31%, Ohio at 8.19%, and Connecticut at 5.76%.

Loans

Total loans and leases, net of deferred fees and discounts, of $8.07 billion at June 30, 2021 decreased by $221.7 million, or 2.67%, from $8.29 billion at March 31, 2021. The $221.7 million decrease in total loans included decreases of $239.9 million in PPP loans, $18.3 million in SFR mortgage loans, $15.9 million in Small Business Administration (“SBA”) loans, $8.1 million in construction loans and $13.4 million in other loans, partially offset by an increase of $73.9 million in commercial real estate loans. After adjusting for PPP loans, our loans grew by $18.2 million or at an annualized rate of approximately 1.0% from the end of the first quarter of 2021.

Total loans and leases, net of deferred fees and discounts, of $8.07 billion at June 30, 2021 decreased by $277.5 million, or 3.32%, from December 31, 2020. The $277.5 million decrease in total loans included decreases of $225.2 million in PPP loans, $103.4 million in dairy & livestock and agribusiness loans due to seasonal pay downs, $62.9 million in commercial and industrial loans, $33.4 million in SFR mortgage loans, $12.1 million in SBA loans, and $9.7 million in other loans, partially offset by an increase of $169.2 million in commercial real estate loans. After adjusting for seasonality and PPP loans, our loans grew by $51.0 million or at an annualized rate of approximately 1.4% from the end of the fourth quarter of 2020.

Total loans and leases, net of deferred fees and discounts decreased by $331.2 million, or 3.94%, from June 30, 2020. The decrease in total loans included a $439.3 million decline in PPP loans. After excluding the impact of PPP loans, the $108.1 million increase in core loans included increases of $305.6 million in commercial real estate loans and $5.9 million in dairy & livestock and agribusiness loans. Partially offsetting these increases were declines of $91.6 million in commercial and industrial loans, $49.4 million in SFR mortgage loans, $37.5 million in construction loans, $11.3 million in consumer and other loans, $8.4 million in SBA loans, and $5.2 million in municipal lease financings.

Asset Quality

During the second quarter of 2021, we experienced credit charge-offs of $510,000 and total recoveries of $47,000, resulting in net charge-offs of $463,000. The allowance for credit losses (“ACL”) totaled $69.3 million at June 30, 2021, compared to $93.7 million at December 31, 2020 and $94.0 million at June 30, 2020. The allowance for credit losses for 2021 was decreased by $21.5 million, due to the improved outlook in our forecast of certain macroeconomic variables that were influenced by the economic impact of the pandemic and government stimulus, and by $2.9 million in year-to-date net charge-offs. At June 30, 2021, ACL as a percentage of total loans and leases outstanding was 0.86%. This compares to 1.12% and 1.12% at December 31, 2020 and June 30, 2020, respectively. When PPP loans are excluded, ACL as a percentage of total adjusted loans and leases outstanding was 0.94% at June 30, 2021, compared to 1.25% at December 31, 2020 and 1.29% at June 30, 2020.

Nonperforming loans, defined as nonaccrual loans and loans 90 days past due accruing interest plus nonperforming TDR loans, were $8.5 million at June 30, 2021, or 0.10% of total loans. This compares to nonperforming loans of $14.3 million, or 0.17% of total loans, at December 31, 2020 and $6.8 million, or 0.08% of total loans, at June 30, 2020. The $8.5 million in nonperforming loans at June 30, 2021 are summarized as follows: $4.4 million in commercial real estate loans, $1.8 million in commercial and industrial loans, $1.4 million in SBA loans, $406,000 in SFR mortgage loans, $308,000 in consumer and other loans, and $118,000 in dairy & livestock and agribusiness loans.

As of June 30, 2021, we had no OREO properties, compared to $3.4 million at December 31, 2020 and $4.9 million at June 30, 2020.

At June 30, 2021, we had loans delinquent 30 to 89 days of $415,000. This compares to $3.1 million at December 31, 2020 and $2.6 million at June 30, 2020. As a percentage of total loans, delinquencies, excluding nonaccruals, were 0.01% at June 30, 2021, 0.04% at December 31, 2020, and 0.03% at June 30, 2020.

At June 30, 2021, we had $8.2 million in performing TDR loans, compared to $2.2 million in performing TDR loans at December 31, 2020 and $2.8 million in performing TDR loans at June 30, 2020.

Nonperforming assets, defined as nonaccrual loans and loans 90 days past due accruing interest plus OREO, totaled $8.5 million at June 30, 2021, $17.7 million at December 31, 2020, and $11.7 million at June 30, 2020. As a percentage of total assets, nonperforming assets were 0.05% at June 30, 2021, 0.12% at December 31, 2020, and 0.09% at June 30, 2020.

Classified loans are loans that are graded “substandard” or worse. At June 30, 2021, classified loans totaled $49.0 million, compared to $78.8 million at December 31, 2020 and $86.3 million at June 30, 2020.

Deposits & Customer Repurchase Agreements

Deposits of $12.67 billion and customer repurchase agreements of $578.2 million totaled $13.25 billion at June 30, 2021. This represented an increase of $662.3 million, or 5.26%, when compared with $12.59 billion at March 31, 2021. Total deposits and customer repurchase agreements increased $1.07 billion, or 8.80% when compared to $12.18 billion at December 31, 2020 and increased $1.80 billion, or 15.68%, when compared with $11.45 billion at June 30, 2020.

Noninterest-bearing deposits were $8.07 billion at June 30, 2021, an increase of $487.6 million, or 6.43%, when compared to March 31, 2021, $610.0 million, or 8.18%, when compared to $7.46 billion at December 31, 2020, and an increase of $1.16 billion, or 16.87%, when compared to $6.90 billion at June 30, 2020. At June 30, 2021, noninterest-bearing deposits were 63.66% of total deposits, compared to 62.74% at March 31, 2021, 63.52% at December 31, 2020 and 62.83% at June 30, 2020.

Capital

The Company’s total equity was $2.06 billion at June 30, 2021. This represented an increase of $47.1 million, or 2.34%, from total equity of $2.01 billion at December 31, 2020. The increase was primarily due to net earnings of $115.1 million, partially offset by a $22.1 million decrease in other comprehensive income from the tax effected impact of the decrease in market value of available-for-sale securities and $49.0 million in cash dividends. Our tangible common equity ratio was 9.2% at June 30, 2021.

Our capital ratios under the revised capital framework referred to as Basel III remain well-above regulatory standards. As of June 30, 2021, the Company’s Tier 1 leverage capital ratio was 9.4%, common equity Tier 1 ratio was 15.1%, Tier 1 risk-based capital ratio was 15.1%, and total risk-based capital ratio was 15.9%.

CitizensTrust

As of June 30, 2021 CitizensTrust had approximately $3.25 billion in assets under management and administration, including $2.40 billion in assets under management. Revenues were $3.2 million for the second quarter of 2021 and $5.8 million for the six months ended June 30, 2021, compared to $2.5 million and $4.9 million, respectively, for the same periods of 2020. CitizensTrust provides trust, investment and brokerage related services, as well as financial, estate and business succession planning.

Corporate Overview

CVB Financial Corp. (“CVBF”) is the holding company for Citizens Business Bank. CVBF is one of the 10 largest bank holding companies headquartered in California with over $15 billion in total assets. Citizens Business Bank is consistently recognized as one of the top performing banks in the nation and offers a wide array of banking, lending and investing services through 58 banking centers and 3 trust office locations serving the Inland Empire, Los Angeles County, Orange County, San Diego County, Ventura County, Santa Barbara County, and the Central Valley area of California.

Shares of CVB Financial Corp. common stock are listed on the NASDAQ under the ticker symbol “CVBF”. For investor information on CVB Financial Corp., visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab.

Conference Call

Management will hold a conference call at 7:30 a.m. PDT/10:30 a.m. EDT on Thursday, July 22, 2021 to discuss the Company’s second quarter 2021 financial results.

To listen to the conference call, please dial (833) 301-1161, participant passcode 2777402. A taped replay will be made available approximately one hour after the conclusion of the call and will remain available through July 29, 2021 at 6:00 a.m. PDT/9:00 a.m. EDT. To access the replay, please dial (855) 859-2056, participant passcode 2777402.

The conference call will also be simultaneously webcast over the Internet; please visit our Citizens Business Bank website at www.cbbank.com and click on the “Investors” tab to access the call from the site. Please access the website 15 minutes prior to the call to download any necessary audio software. This webcast will be recorded and available for replay on the Company’s website approximately two hours after the conclusion of the conference call, and will be available on the website for approximately 12 months.

Safe Harbor

Certain matters set forth herein (including the exhibits hereto) constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including forward-looking statements relating to the Company’s current business plans and expectations and our future financial position and operating results. Words such as “will likely result”, “aims”, “anticipates”, “believes”, “could”, “estimates”, “expects”, “hopes”, “intends”, “may”, “plans”, “projects”, “seeks”, “should”, “will,” “strategy”, “possibility”, and variations of these words and similar expressions help to identify these forward-looking statements, which involve risks and uncertainties. These forward-looking statements are subject to risks and uncertainties that could cause actual results, performance and/or achievements to differ materially from those projected. These risks and uncertainties include, but are not limited to, local, regional, national and international economic and market conditions, political events and public health developments and the impact they may have on us, our customers and our assets and liabilities; our ability to attract deposits and other sources of funding or liquidity; supply and demand for commercial or residential real estate and periodic deterioration in real estate prices and/or values in California or other states where we lend; a sharp or prolonged slowdown or decline in real estate construction, sales or leasing activities; changes in the financial performance and/or condition of our borrowers, depositors, key vendors or counterparties; changes in our levels of delinquent loans, nonperforming assets, allowance for credit losses and charge-offs; the costs or effects of mergers, acquisitions or dispositions we may make, whether we are able to obtain any required governmental approvals in connection with any such mergers, acquisitions or dispositions, and/or our ability to realize the contemplated financial or business benefits associated with any such mergers, acquisitions or dispositions; the effects of new laws, regulations and/or government programs, including those laws, regulations and programs enacted by federal, state or local governments in the geographic jurisdictions in which we do business in response to the current national emergency declared in connection with the COVID-19 pandemic; the impact of the federal CARES Act and the significant additional lending activities undertaken by the Company in connection with the Small Business Administration’s Paycheck Protection Program enacted thereunder, including risks to the Company with respect to the uncertain application by the Small Business Administration of new borrower and loan eligibility, forgiveness and audit criteria; the effects of the Company’s participation in one or more of the new lending programs recently established by the Federal Reserve, including the Main Street New Loan Facility, the Main Street Priority Loan Facility and the Nonprofit Organization New Loan Facility, and the impact of any related actions or decisions by the Federal Reserve Bank of Boston and its special purpose vehicle established pursuant to such lending programs; the effect of changes in other pertinent laws, regulations and applicable judicial decisions (including laws, regulations and judicial decisions concerning financial reforms, taxes, bank capital levels, allowance for credit losses, consumer, commercial or secured lending, securities and securities trading and hedging, bank operations, compliance, fair lending, the Community Reinvestment Act, employment, executive compensation, insurance, cybersecurity, vendor management and information security technology) with which we and our subsidiaries must comply or believe we should comply or which may otherwise impact us; changes in estimates of future reserve requirements and minimum capital requirements, based upon the periodic review thereof under relevant regulatory and accounting standards, including changes in the Basel Committee framework establishing capital standards for bank credit, operations and market risks; the accuracy of the assumptions and estimates and the absence of technical error in implementation or calibration of models used to estimate the fair value of financial instruments or currently expected credit losses or delinquencies; inflation, changes in market interest rates, securities market and monetary fluctuations; changes in government-established interest rates, reference rates or monetary policies, including the possible imposition of negative interest rates on bank reserves; the impact of the anticipated phase-out of the London Interbank Offered Rate (LIBOR) on interest rate indexes specified in certain of our customer loan agreements and in our interest rate swap arrangements, including any economic and compliance effects related to the expected change from LIBOR to an alternative reference rate; changes in the amount, cost and availability of deposit insurance; disruptions in the infrastructure that supports our business and the communities where we are located, which are concentrated in California, involving or related to public health, physical site access and/or communication facilities; cyber incidents, attacks, infiltrations, exfiltrations, or theft or loss of Company, customer or employee data or money; political developments, uncertainties or instability, catastrophic events, acts of war or terrorism, or natural disasters, such as earthquakes, drought, the effects of pandemic diseases, climate change or extreme weather events, that may affect electrical, environmental and communications or other services, computer services or facilities we use, or that may affect our assets, customers, employees or third parties with whom we conduct business; our timely development and implementation of new banking products and services and the perceived overall value of these products and services by our customers and potential customers; the Company’s relationships with and reliance upon outside vendors with respect to certain of the Company’s key internal and external systems, applications and controls; changes in commercial or consumer spending, borrowing and savings patterns, preferences or behaviors; technological changes and the expanding use of technology in banking and financial services (including the adoption of mobile banking, funds transfer applications, electronic marketplaces for loans, block-chain technology and other financial products, systems or services); our ability to retain and increase market share, to retain and grow customers and to control expenses; changes in the competitive environment among banks and other financial services and technology providers; competition and innovation with respect to financial products and services by banks, financial institutions and non-traditional providers including retail businesses and technology companies; volatility in the credit and equity markets and its effect on the general economy or local or regional business conditions or on the Company’s capital, deposits, assets or customers; fluctuations in the price of the Company’s common stock or other securities, and the resulting impact on the Company’s ability to raise capital or to make acquisitions; the effect of changes in accounting policies and practices, as may be adopted from time-to-time by the principal regulatory agencies with jurisdiction over the Company, as well as by the Public Company Accounting Oversight Board, the Financial Accounting Standards Board and other accounting standard-setters; changes in our organization, management, compensation and benefit plans, and our ability to recruit and retain or expand or contract our workforce, management team, key executive positions and/or our board of directors; our ability to identify suitable and qualified replacements for any of our executive officers who may leave their employment with us, including our Chief Executive Officer; the costs and effects of legal, compliance and regulatory actions, changes and developments, including the initiation and resolution of legal proceedings (including any securities, lender liability, bank operations, check or wire fraud, financial product or service, data privacy, health and safety, consumer or employee class action litigation); regulatory or other governmental inquiries or investigations, and/or the results of regulatory examinations or reviews; our ongoing relations with our various federal and state regulators, including the SEC, Federal Reserve Board, FDIC and California DFPI; our success at managing the risks involved in the foregoing items and all other factors set forth in the Company’s public reports, including our Annual Report on Form 10-K for the year ended December 31, 2020, and particularly the discussion of risk factors within that document. Among other risks, the ongoing COVID-19 pandemic may significantly affect the banking industry, the health and safety of the Company’s employees, and the Company’s business prospects. The ultimate impact of the COVID-19 pandemic on our business and financial results will depend on future developments, which are highly uncertain and cannot be predicted, including the scope and duration of the pandemic, the impact on the economy, our customers, our employees and our business partners, the safety, effectiveness, distribution and acceptance of vaccines developed to mitigate the pandemic, and actions taken by governmental authorities in response to the pandemic. The Company does not undertake, and specifically disclaims any obligation, to update any forward-looking statements to reflect occurrences or unanticipated events or circumstances after the date of such statements, except as required by law. Any statements about future operating results, such as those concerning accretion and dilution to the Company’s earnings or shareholders, are for illustrative purposes only, are not forecasts, and actual results may differ.

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CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	June 30, 2021	December 31, 2020	June 30, 2020
Assets
Cash and due from banks	$153,475	$122,305	$158,397
Interest-earning balances due from Federal Reserve	2,178,390	1,835,855	1,768,886

Total cash and cash equivalents	2,331,865	1,958,160	1,927,283

Interest-earning balances due from depository institutions	26,258	43,563	38,611
Investment securities available-for-sale	2,932,021	2,398,923	1,676,067
Investment securities held-to-maturity	1,036,924	578,626	613,169

Total investment securities	3,968,945	2,977,549	2,289,236

Investment in stock of Federal Home Loan Bank (FHLB)	17,688	17,688	17,688
Loans and lease finance receivables	8,071,310	8,348,808	8,402,534
Allowance for credit losses	(69,342)	(93,692)	(93,983)

Net loans and lease finance receivables	8,001,968	8,255,116	8,308,551

Premises and equipment, net	49,914	51,144	51,766
Bank owned life insurance (BOLI)	250,305	226,818	226,330
Intangibles	29,300	33,634	38,096
Goodwill	663,707	663,707	663,707
Other assets	199,338	191,935	190,029

Total assets	$15,539,288	$14,419,314	$13,751,297

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$8,065,400	$7,455,387	$6,901,368
Investment checking	588,831	517,976	472,509
Savings and money market	3,649,305	3,361,444	3,150,013
Time deposits	365,521	401,694	459,690

Total deposits	12,669,057	11,736,501	10,983,580
Customer repurchase agreements	578,207	439,406	468,156
Other borrowings	-	5,000	10,000
Junior subordinated debentures	-	25,774	25,774
Payable for securities purchased	110,430	60,113	162,090
Other liabilities	126,520	144,530	142,599

Total liabilities	13,484,214	12,411,324	11,792,199

Stockholders’ Equity
Stockholders’ equity	2,041,823	1,972,641	1,921,594
Accumulated other comprehensive income, net of tax	13,251	35,349	37,504

Total stockholders’ equity	2,055,074	2,007,990	1,959,098

Total liabilities and stockholders’ equity	$15,539,288	$14,419,314	$13,751,297

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED AVERAGE BALANCE SHEETS

(Unaudited)

(Dollars in thousands)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Assets
Cash and due from banks	$157,401	$150,542	$140,665	$153,990	$153,740
Interest-earning balances due from Federal Reserve	1,711,878	1,622,093	1,049,430	1,667,234	646,249

Total cash and cash equivalents	1,869,279	1,772,635	1,190,095	1,821,224	799,989

Interest-earning balances due from depository institutions	26,907	42,100	31,003	34,461	24,488
Investment securities available-for-sale	2,862,552	2,553,767	1,616,907	2,709,013	1,657,185
Investment securities held-to-maturity	1,062,842	779,826	626,557	922,115	642,745

Total investment securities	3,925,394	3,333,593	2,243,464	3,631,128	2,299,930

Investment in stock of FHLB	17,688	17,688	17,688	17,688	17,688
Loans and lease finance receivables	8,249,481	8,270,282	8,047,054	8,259,824	7,764,930
Allowance for credit losses	(71,756)	(93,483)	(82,752)	(82,560)	(76,744)

Net loans and lease finance receivables	8,177,725	8,176,799	7,964,302	8,177,264	7,688,186

Premises and equipment, net	50,052	50,896	52,719	50,472	53,204
Bank owned life insurance (BOLI)	239,132	226,914	225,818	233,057	225,640
Intangibles	30,348	32,590	39,287	31,463	40,510
Goodwill	663,707	663,707	663,707	663,707	663,707
Other assets	189,912	189,733	182,972	189,824	180,086

Total assets	$15,190,144	$14,506,655	$12,611,055	$14,850,288	$11,993,428

Liabilities and Stockholders’ Equity
Liabilities:
Deposits:
Noninterest-bearing	$7,698,640	$7,240,494	$6,204,329	$7,470,832	$5,725,677
Interest-bearing	4,633,103	4,434,282	3,844,025	4,534,242	3,673,100

Total deposits	12,331,743	11,674,776	10,048,354	12,005,074	9,398,777
Customer repurchase agreements	583,996	559,395	442,580	571,764	460,476
Other borrowings	3,022	5,001	3,981	4,007	2,210
Junior subordinated debentures	20,959	25,774	25,774	23,353	25,774
Payable for securities purchased	98,771	89,735	2,697	94,278	1,348
Other liabilities	102,697	119,298	121,069	110,951	118,311

Total liabilities	13,141,188	12,473,979	10,644,455	12,809,427	10,006,896

Stockholders’ Equity
Stockholders’ equity	2,041,906	1,997,618	1,928,210	2,019,884	1,960,885
Accumulated other comprehensive income, net of tax	7,050	35,058	38,390	20,977	25,647

Total stockholders’ equity	2,048,956	2,032,676	1,966,600	2,040,861	1,986,532

Total liabilities and stockholders’ equity	$15,190,144	$14,506,655	$12,611,055	$14,850,288	$11,993,428

CVB FINANCIAL CORP. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest income:
Loans and leases, including fees	$91,726	$91,795	$95,352	$183,521	$187,469
Investment securities:
Investment securities available-for-sale	9,410	9,159	8,449	18,569	18,498
Investment securities held-to-maturity	5,130	3,940	3,660	9,070	7,658

Total investment income	14,540	13,099	12,109	27,639	26,156
Dividends from FHLB stock	283	217	214	500	546
Interest-earning deposits with other institutions	479	413	283	892	896

Total interest income	107,028	105,524	107,958	212,552	215,067

Interest expense:
Deposits	1,425	1,812	2,995	3,237	7,119
Borrowings and junior subordinated debentures	215	244	394	459	1,073

Total interest expense	1,640	2,056	3,389	3,696	8,192

Net interest income before (recapture of) provision for credit losses	105,388	103,468	104,569	208,856	206,875
(Recapture of) provision for credit losses	(2,000)	(19,500)	11,500	(21,500)	23,500

Net interest income after (recapture of) provision for credit losses	107,388	122,968	93,069	230,356	183,375

Noninterest income:
Service charges on deposit accounts	4,169	3,985	3,809	8,154	8,585
Trust and investment services	3,167	2,611	2,477	5,778	4,897
Gain on OREO, net	48	429	-	477	10
Other	3,452	6,656	5,866	10,108	10,300

Total noninterest income	10,836	13,681	12,152	24,517	23,792

Noninterest expense:
Salaries and employee benefits	28,836	29,706	28,706	58,542	59,583
Occupancy and equipment	4,949	4,863	5,031	9,812	9,868
Professional services	2,248	2,168	2,368	4,416	4,624
Computer software expense	2,657	2,844	2,754	5,501	5,570
Marketing and promotion	1,799	725	1,255	2,524	2,810
Amortization of intangible assets	2,167	2,167	2,445	4,334	4,890
(Recapture of) provision for unfunded loan commitments	(1,000)	-	-	(1,000)	-
Other	4,889	4,690	3,839	9,579	7,694

Total noninterest expense	46,545	47,163	46,398	93,708	95,039

Earnings before income taxes	71,679	89,486	58,823	161,165	112,128
Income taxes	20,500	25,593	17,192	46,093	32,517

Net earnings	$51,179	$63,893	$41,631	$115,072	$79,611

Basic earnings per common share	$0.38	$0.47	$0.31	$0.85	$0.58

Diluted earnings per common share	$0.38	$0.47	$0.31	$0.85	$0.58

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.36	$0.36

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Interest income - tax equivalent (TE)	$107,300	$105,797	$108,305	$213,097	$215,782
Interest expense	1,640	2,056	3,389	3,696	8,192

Net interest income - (TE)	$105,660	$103,741	$104,916	$209,401	$207,590

Return on average assets, annualized	1.35%	1.79%	1.33%	1.56%	1.33%
Return on average equity, annualized	10.02%	12.75%	8.51%	11.37%	8.06%
Efficiency ratio [1]	40.05%	40.26%	39.75%	40.15%	41.20%
Noninterest expense to average assets, annualized	1.23%	1.32%	1.48%	1.27%	1.59%
Yield on average loans	4.46%	4.50%	4.77%	4.48%	4.85%
Yield on average earning assets (TE)	3.11%	3.24%	3.82%	3.18%	4.03%
Cost of deposits	0.05%	0.06%	0.12%	0.05%	0.15%
Cost of deposits and customer repurchase agreements	0.05%	0.06%	0.12%	0.06%	0.16%
Cost of funds	0.05%	0.07%	0.13%	0.06%	0.17%
Net interest margin (TE)	3.06%	3.18%	3.70%	3.12%	3.88%

[1] Noninterest expense divided by net interest income before provision for credit losses plus noninterest income.

Weighted average shares outstanding
Basic	135,285,867	135,175,494	134,998,440	135,235,138	137,052,180
Diluted	135,507,364	135,427,982	135,154,479	135,470,332	137,227,984
Dividends declared	$24,497	$24,495	$24,417	$48,992	$48,833
Dividend payout ratio [2]	47.87%	38.34%	58.65%	42.58%	61.34%

[2] Dividends declared on common stock divided by net earnings.

Number of shares outstanding - (end of period)	135,927,287	135,919,625	135,516,316
Book value per share	$15.12	$14.87	$14.46
Tangible book value per share	$10.02	$9.75	$9.28

	June 30, 2021	December 31, 2020	June 30, 2020
Nonperforming assets:
Nonaccrual loans	$8,471	$14,347	$6,792
Loans past due 90 days or more and still accruing interest	-	-	25
Troubled debt restructured loans (nonperforming)	-	-	-
Other real estate owned (OREO), net	-	3,392	4,889

Total nonperforming assets	$8,471	$17,739	$11,706

Troubled debt restructured performing loans	$8,215	$2,159	$2,771

Percentage of nonperforming assets to total loans outstanding and OREO	0.10%	0.21%	0.14%
Percentage of nonperforming assets to total assets	0.05%	0.12%	0.09%
Allowance for credit losses to nonperforming assets	818.58%	528.17%	802.86%

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
Allowance for credit losses:
Beginning balance	$71,805	$93,692	$82,641	$93,692	$68,660
Impact of adopting ASU 2016-13	-	-	-	-	1,840
Total charge-offs	(510)	(2,475)	(167)	(2,985)	(253)
Total recoveries on loans previously charged-off	47	88	9	135	236

Net charge-offs	(463)	(2,387)	(158)	(2,850)	(17)
(Recapture of) provision for credit losses	(2,000)	(19,500)	11,500	(21,500)	23,500

Allowance for credit losses at end of period	$69,342	$71,805	$93,983	$69,342	$93,983

Net charge-offs to average loans	-0.006%	-0.029%	-0.0020%	-0.035%	-0.0002%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in millions)

Allowance for Credit Losses by Loan Type

	June 30, 2021		December 31, 2020		June 30, 2020

	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type	Allowance For Credit Losses	Allowance as a % of Total Loans by Respective Loan Type

Commercial real estate	$55.2	1.0%	$75.4	1.4%	$74.9	1.4%
Construction	1.8	2.1%	1.9	2.3%	2.3	1.8%
SBA	2.5	0.9%	3.0	1.0%	3.7	1.2%
SBA - PPP	-	-	-	-	-	-
Commercial and industrial	5.7	0.8%	7.1	0.9%	8.0	1.0%
Dairy & livestock and agribusiness	2.8	1.1%	4.0	1.1%	3.4	1.3%
Municipal lease finance receivables	-	0.2%	0.1	0.2%	0.3	0.6%
SFR mortgage	0.3	0.1%	0.4	0.1%	0.2	0.1%
Consumer and other loans	1.0	1.3%	1.8	2.1%	1.2	1.4%

Total	$69.3	0.9%	$93.7	1.1%	$94.0	1.1%

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands, except per share amounts)

Quarterly Common Stock Price

	2021		2020		2019
Quarter End	High	Low	High	Low	High	Low
March 31,	$25.00	$19.15	$22.01	$14.92	$23.18	$19.94
June 30,	$22.98	$20.50	$22.22	$15.97	$22.22	$20.40
September 30,			$19.87	$15.57	$22.23	$20.00
December 31,			$21.34	$16.26	$22.18	$19.83

Quarterly Consolidated Statements of Earnings

	Q2 2021	Q1 2021	Q4 2020	Q3 2020	Q2 2020
Interest income
Loans and leases, including fees	$91,726	$91,795	$95,733	$94,200	$95,352
Investment securities and other	15,302	13,729	12,911	12,426	12,606

Total interest income	107,028	105,524	108,644	106,626	107,958

Interest expense
Deposits	1,425	1,812	2,525	2,958	2,995
Other borrowings	215	244	266	343	394

Total interest expense	1,640	2,056	2,791	3,301	3,389

Net interest income before (recapture of) provision for credit losses	105,388	103,468	105,853	103,325	104,569
(Recapture of) provision for credit losses	(2,000)	(19,500)	-	-	11,500

Net interest income after (recapture of) provision for credit losses	107,388	122,968	105,853	103,325	93,069

Noninterest income	10,836	13,681	12,925	13,153	12,152
Noninterest expense	46,545	47,163	48,276	49,588	46,398

Earnings before income taxes	71,679	89,486	70,502	66,890	58,823
Income taxes	20,500	25,593	20,446	19,398	17,192

Net earnings	$51,179	$63,893	$50,056	$47,492	$41,631

Effective tax rate	28.60%	28.60%	29.00%	29.00%	29.23%

Basic earnings per common share	$0.38	$0.47	$0.37	$0.35	$0.31
Diluted earnings per common share	$0.38	$0.47	$0.37	$0.35	$0.31

Cash dividends declared per common share	$0.18	$0.18	$0.18	$0.18	$0.18

Cash dividends declared	$24,497	$24,495	$24,413	$24,419	$24,417

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Loan Portfolio by Type

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Commercial real estate	$5,670,696	$5,596,781	$5,501,509	$5,428,223	$5,365,120
Construction	88,280	96,356	85,145	101,903	125,815
SBA	291,778	307,727	303,896	304,987	300,156
SBA - PPP	657,815	897,724	882,986	1,101,142	1,097,150
Commercial and industrial	749,117	753,708	812,062	817,056	840,738
Dairy & livestock and agribusiness	257,781	261,088	361,146	252,802	251,821
Municipal lease finance receivables	44,657	42,349	45,547	38,040	49,876
SFR mortgage	237,124	255,400	270,511	274,731	286,526
Consumer and other loans	74,062	81,924	86,006	88,988	85,332

Gross loans, net of deferred loan fees and discounts	8,071,310	8,293,057	8,348,808	8,407,872	8,402,534
Allowance for credit losses	(69,342)	(71,805)	(93,692)	(93,869)	(93,983)

Net loans	$8,001,968	$8,221,252	$8,255,116	$8,314,003	$8,308,551

Deposit Composition by Type and Customer Repurchase Agreements

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020

Noninterest-bearing	$8,065,400	$7,577,839	$7,455,387	$6,919,423	$6,901,368
Investment checking	588,831	567,062	517,976	447,910	472,509
Savings and money market	3,649,305	3,526,424	3,361,444	3,356,353	3,150,013
Time deposits	365,521	407,330	401,694	445,148	459,690

Total deposits	12,669,057	12,078,655	11,736,501	11,168,834	10,983,580

Customer repurchase agreements	578,207	506,346	439,406	483,420	468,156

Total deposits and customer repurchase agreements	$13,247,264	$12,585,001	$12,175,907	$11,652,254	$11,451,736

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

(Dollars in thousands)

Nonperforming Assets and Delinquency Trends

	June 30, 2021	March 31, 2021	December 31, 2020	September 30, 2020	June 30, 2020
Nonperforming loans [1]:
Commercial real estate	$4,439	$7,395	$7,563	$6,481	$2,628
Construction	-	-	-	-	-
SBA	1,382	2,412	2,273	1,724	1,598
Commercial and industrial	1,818	2,967	3,129	1,822	1,222
Dairy & livestock and agribusiness	118	259	785	849	-
SFR mortgage	406	424	430	675	1,080
Consumer and other loans	308	312	167	224	289

Total	$8,471	$13,769	$14,347	$11,775	$6,817

% of Total loans	0.10%	0.17%	0.17%	0.14%	0.08%

Past due 30-89 days:
Commercial real estate	$-	$178	$-	$-	$4
Construction	-	-	-	-	-
SBA	-	258	1,965	66	214
Commercial and industrial	415	952	1,101	3,627	630
Dairy & livestock and agribusiness	-	-	-	-	882
SFR mortgage	-	266	-	-	446
Consumer and other loans	-	21	-	67	413

Total	$415	$1,675	$3,066	$3,760	$2,589

% of Total loans	0.01%	0.02%	0.04%	0.04%	0.03%

OREO:
Commercial real estate	$-	$1,575	$1,575	$1,575	$2,275
SBA	-	-	-	797	797
SFR mortgage	-	-	1,817	1,817	1,817

Total	$-	$1,575	$3,392	$4,189	$4,889

Total nonperforming, past due, and OREO	$8,886	$17,019	$20,805	$19,724	$14,295

% of Total loans	0.11%	0.21%	0.25%	0.23%	0.17%

[1]	As of June 30, 2020, nonperforming loans included $25,000 of commercial and industrial loans past due 90 days or more and still accruing.

CVB FINANCIAL CORP. AND SUBSIDIARIES

SELECTED FINANCIAL HIGHLIGHTS

(Unaudited)

Regulatory Capital Ratios

		CVB Financial Corp. Consolidated
Capital Ratios	Minimum Required Plus Capital Conservation Buffer	June 30, 2021	December 31, 2020	June 30, 2020

Tier 1 leverage capital ratio	4.0%	9.4%	9.9%	10.6%
Common equity Tier 1 capital ratio	7.0%	15.1%	14.8%	14.5%
Tier 1 risk-based capital ratio	8.5%	15.1%	15.1%	14.8%
Total risk-based capital ratio	10.5%	15.9%	16.2%	16.0%

Tangible common equity ratio		9.2%	9.6%	9.6%

Tangible Book Value Reconciliations (Non-GAAP)

The tangible book value per share is a Non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of tangible book value to the Company stockholders’ equity computed in accordance with GAAP, as well as a calculation of tangible book value per share as of June 30, 2021, December 31, 2020 and June 30, 2020.

	June 30, 2021	December 31, 2020	June 30, 2020

	(Dollars in thousands, except per share amounts)

Stockholders’ equity	$2,055,074	$2,007,990	$1,959,098
Less: Goodwill	(663,707)	(663,707)	(663,707)
Less: Intangible assets	(29,300)	(33,634)	(38,096)

Tangible book value	$1,362,067	$1,310,649	$1,257,295
Common shares issued and outstanding	135,927,287	135,600,501	135,516,316

Tangible book value per share	$10.02	$9.67	$9.28

Return on Average Tangible Common Equity Reconciliations (Non-GAAP)

The return on average tangible common equity is a non-GAAP disclosure. The Company uses certain non-GAAP financial measures to provide supplemental information regarding the Company’s performance. The following is a reconciliation of net income, adjusted for tax-effected amortization of intangibles, to net income computed in accordance with GAAP; a reconciliation of average tangible common equity to the Company’s average stockholders’ equity computed in accordance with GAAP; as well as a calculation of return on average tangible common equity.

	Three Months Ended			Six Months Ended
	June 30, 2021	March 31, 2021	June 30, 2020	June 30, 2021	June 30, 2020
	(Dollars in thousands)

Net Income	$51,179	$63,893	$41,631	$115,072	$79,611
Add: Amortization of intangible assets	2,167	2,167	2,445	4,334	4,890
Less: Tax effect of amortization of intangible assets [1]	(641)	(641)	(723)	(1,281)	(1,446)

Tangible net income	$52,705	$65,419	$43,353	$118,125	$83,055

Average stockholders’ equity	$2,048,956	$2,032,676	$1,966,600	$2,040,861	$1,986,532
Less: Average goodwill	(663,707)	(663,707)	(663,707)	(663,707)	(663,707)
Less: Average intangible assets	(30,348)	(32,590)	(39,287)	(31,463)	(40,510)

Average tangible common equity	$1,354,901	$1,336,379	$1,263,606	$1,345,691	$1,282,315

Return on average equity, annualized	10.02%	12.75%	8.51%	11.37%	8.06%
Return on average tangible common equity, annualized	15.60%	19.85%	13.80%	17.70%	13.03%

[1] Tax effected at respective statutory rates.